UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 6, 2016 (July 1, 2016)

THE PROGRESSIVE CORPORATION
(Exact name of registrant as specified in its charter)

Ohio	1-9518	34-0963169
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6300 Wilson Mills Road, Mayfield Village, Ohio		44143
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (440) 461-5000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Consistent with expectations described in the Form 8-K of The Progressive Corporation filed on May 16, 2016 (the “May Form 8-K”), on July 1, 2016, Susan Patricia (Tricia) Griffith became a director and President and Chief Executive Officer of the company. At the same time, Glenn M. Renwick became Executive Chairman of the Board of Directors (the “Board”) of the company after having served as President and Chief Executive Officer for more than 15 years. Mrs. Griffith was also appointed to the Executive Committee of the Board. Additional information regarding Mrs. Griffith, including her experience over the past five years, is incorporated herein by reference to the company’s Annual Report on Form 10-K for the year ended December 31, 2015.

    Also consistent with expectations described in the May Form 8-K, on July 1, 2016, Mrs. Griffith received additional restricted stock unit (“RSU”) awards valued at $3.15 million (covering 94,767 RSUs) in the aggregate under the company’s 2015 Equity Incentive Plan. These RSUs were split among three types of awards, as described below:

◦
31,589 time-based RSUs, which are scheduled to vest in equal installments on January 1 of 2019, 2020 and 2021, subject to earlier vesting (including upon satisfying the requirements for a qualified retirement) and forfeiture;

◦	52,648 performance-based RSUs measuring the company’s growth in personal passenger auto and commercial auto versus industry growth during 2016-2018; and

◦	10,530 performance-based RSUs measuring the results of the company’s fixed income portfolio versus peer companies during 2016-2018.

The other terms of these awards are consistent with the terms of the annual equity awards granted to the company’s named executive officers during 2015. See the company’s proxy statement dated March 25, 2016 for additional information regarding the terms of these awards. Other changes, effective July 1, 2016, to Mr. Renwick and Mrs. Griffith’s compensation are described in the May Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 6, 2016
THE PROGRESSIVE CORPORATION

By: /s/ Jeffrey W. Basch
                            Name: Jeffrey W. Basch
Title: Vice President and
Chief Accounting Officer

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